Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Inspire Medical Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(r)(1)	1,150,000 shares(2)	$214.22	(1)	$246,353,000	0.0000927	$22,836.92	(1)
Fees Previously Paid	-	-	-	-	-		-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-			-				-	-	-	-
	Total Offering Amount						$246,353,000		$22,836.92
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$22,836.92

(1)	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low price per share of the Registrant’s common stock as reported on the Nasdaq Global Select Market on August 9, 2022. The registration fee is calculated in accordance with Rule 457(r) under the Securities Act and represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement on Form S-3 (Reg. No. 333-237654).

(2)	Includes 150,000 shares of common stock that the underwriter has an option to purchase.